Exhibit 99.01

                    ADELPHIA ANNOUNCES PUBLIC STOCK OFFERING


Coudersport, PA, October 1, 1999 -- Adelphia Communications Corporation (NASDAQ-NNM: ADLAC) announced today the pricing terms of its previously announced public offering of Class A Common Stock. The final prospectus supplement for the transaction provides for a public offering by Adelphia of 6,000,000 shares of Adelphia's Class A Common Stock at a public offering price of $57.00 per share, prior to the exercise of any underwriters' over-allotment option. Closing of the public offering is expected to occur on October 6, 1999.

In addition to 6,000,000 shares of Class A Common Stock to be sold by Adelphia to the public, members of the family of John Rigas, Chairman of Adelphia, have entered into an agreement to purchase 2,500,000 shares of Class B Common Stock at a price per share equal to $55.00 (the public offering price less the underwriting discount in the Class A Common Stock public offering) plus an interest factor. The closing on the Rigas purchase of Class B Common Stock is to occur within 270 days after the closing of the abovementioned public offering of Class A Common Stock.

Salomon Smith Barney is serving as Joint Lead Manager and Sole Book Runner in the Class A Common Stock offering and Credit Suisse First Boston and Goldman, Sachs & Co. will serve as Joint Lead Managers, with Bank of America Securities LLC, Donaldson, Lufkin and Jenrette, Lehman Brothers, Merrill Lynch & Co., Morgan Stanley Dean Witter, CIBC World Markets, Credit Lyonnais Securities (USA) Inc., First Union Securities Inc. and SG Cowen serving as Co-Managers for the Class A Common Stock offering.

Adelphia Communications Corporation is one of the largest cable television operators in the United States.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the Class A Common Stock in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

Contact:  Timothy J. Rigas, Executive Vice President and Chief Financial Officer
           of Adelphia, (814) 274-9830.